UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2014

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 702-221-7800

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2014, Full House Resorts, Inc. (the “Company”) filed a Current Report on Form 8-K to disclose that the Company terminated the Interest Purchase Agreement (the “Interest Purchase Agreement”) with the Majestic Star Casino, LLC (“Majestic”) and Majestic Mississippi, LLC (“Majestic Mississippi”) for the purchase of outstanding interests of Majestic Mississippi and that Majestic disputed (i) the termination of the Interest Purchase Agreement by the Company and (ii) the release of the $1.75 million held in escrow.

Following June 23, 2014, Majestic and the Company entered into discussions regarding the termination of the Interest Purchase Agreement and the release of the funds held in escrow. During this period, on August 8, 2014, Majestic and Majestic Mississippi filed a complaint against the Company in the Circuit Court of Tunica County, Mississippi alleging damages for breaches of the Interest Purchase Agreement by the Company (the “Lawsuit”). On August 21, 2014 Majestic, Majestic Mississippi and the Company entered into a settlement agreement to resolve all disputes, including the dismissal with prejudice of the Lawsuit, and mutually released each other and their respective officers, directors, employees from any claims, demands or actions for damages related thereto. Pursuant to the terms of the settlement agreement Majestic and Majestic Mississippi will receive $1.7 million of the funds held in escrow and the Company will receive $50,000. Additionally, Majestic, Majestic Mississippi and the Company agreed that the Interest Purchase Agreement was terminated.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Settlement Agreement dated as of August 21, 2014 made by Full House Resorts, Inc., Majestic Star Casino, LLC and Majestic Mississippi, LLC.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: August 27, 2014	/s/ Deborah J. Pierce
Deborah J. Pierce, Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement dated as of August 21, 2014 made by Full House Resorts, Inc., Majestic Star Casino, LLC and Majestic Mississippi, LLC.

4